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                                                                    Exhibit 16.1

Letter on change in certifying accountants

                                                             Barry L Friedman PC
                                                   Certified  Public  Accountant
                                                               1582 Tulita Drive
                                                         Las Vegas, Nevada 89123


                           March 17, 2000



Mr. Graham Andrews
President
Absolutefuture.com
10900 NE 8th Street, Suite 1414
Bellevue, WA 98004

Dear Mr. Andrews:

8-K FILING RE CHANGE OF AUDITOR

Thank you for the copy of the 8-K report filed on March 10, 2000 concerning the change of auditors from Barry L Friedman PC to KPMG LLP. This letter is to confirm that we agree with the statements made in the from 8-K.

Very truly yours,


/s/ BARRY L. FRIEDMAN
Barry L Friedman PC